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                                EXHIBIT 5.1

                         HAYNES AND BOONE, L.L.P.
                     1000 Louisiana Street, Suite 4300

                           Houston, Texas 77002
                              (713) 547-2000

                               June 4, 1999

Input/Output, Inc.
11104 West Airport Blvd.
Suite 200
Stafford, Texas 77477

Gentlemen:

We have acted as counsel to Input/Output, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company that may be issued pursuant to the terms of the Company's Amended and Restated 1990 Stock Option Plan (the "1990 Plan") and 300,000 shares of Common Stock of the Company that may be issued pursuant to the terms of the Company's Amended and Restated 1996 Non-Employee Director Stock Option Plan (the "1996 Plan").

In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the 1990 Plan and the 1996 Plan; (iii) certificates of certain officers and directors of the Company; (iv) the 1990 Plan; (v) the 1996 Plan and (vi) such other documents as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,500,000 shares of Common Stock covered by the Registration Statement, which may be issued from time to time pursuant to the purchase of shares of Common Stock in accordance with the terms of the 1990 Plan, and 300,000 shares of Common Stock covered by the Registration Statement, which may be issued from time to time pursuant to the purchase of shares of Common Stock in accordance with the terms of the 1996 Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the respective terms and conditions of either the 1992 Plan or the 1996 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ Haynes and Boone, L.L.P.
                                       Haynes and Boone, L.L.P.


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